UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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No fee required.
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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MERCK & CO., INC.
2000 GALLOPING HILL ROAD
KENILWORTH, NJ 07033 U.S.A.

**** IMPORTANT REMINDER ****

May 4, 2018

Dear Fellow Shareholder:

By now, you should have received your proxy material for the 2018 Annual Meeting of Shareholders of Merck & Co., Inc., which is scheduled to be held on May 22, 2018. You are receiving this reminder letter because your votes were not yet processed at the time that this letter was mailed.  If you have already voted, we would like to thank you for your vote.

Your vote is extremely important. PLEASE CAST YOUR VOTE TODAY. The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter. Alternatively, you may sign and return the enclosed voting form in the envelope provided.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY

Your Board of Directors recommends that you vote your shares FOR all management proposals and AGAINST the shareholder proposal concerning shareholders’ right to act by written consent. If you sign and return the enclosed proxy card without indicating a different choice, your shares will be voted as recommended by your Board of Directors. Important information regarding each proposal is contained in the Proxy Statement dated April 9, 2018 that was previously mailed to you and is also available on our website at www.merck.com/finance/proxy/overview.html, which we urge you to read.

****PLEASE VOTE TODAY****

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow Sodali LLC, at 1-800-662-5200.

Thank you for your investment in Merck & Co., Inc., and for taking the time to vote your shares.

Sincerely,

/s/ Kenneth C. Frazier
Kenneth C. Frazier
Chairman, President and Chief Executive Officer